AMF Bowling, Inc.     International Headquarters       Post Office Box 15060
                                                       804.730.4000 Telephone
                      8100 AMF Drive                   804.559.6276 Facsimile
                      Richmond, Virginia 23111         Richmond, Virginia 23227



FOR IMMEDIATE RELEASE                     Contact:  Stephen E. Hare
May 5, 1999                                         Chief Financial Officer
                                                    (804) 730-4401

                                                    Renee D. Antolik
                                                    Director, Investor Relations
                                                    (804) 730-4402
                                                    (800) 832-0151


                                 Press Release


               AMF Bowling, Inc. Announces Recapitalization Plan
              Rights Offering to Raise $140 Million of New Equity



Richmond, Virginia - May 5, 1999 - AMF Bowling, Inc. (NYSE: PIN) announced today a recapitalization plan which includes a rights offering to raise approximately $140 million and a tender for a portion of its outstanding convertible zero coupon debentures at a discount.

AMF intends to effect a rights offering in which all AMF stockholders would receive rights to purchase new AMF common shares. AMF will apply to list the rights on the New York Stock Exchange. The rights would also have an over-subscription privilege pursuant to which participating stockholders could elect to purchase a proportionate share of the shares not purchased in the rights offering by other stockholders. The number of rights per share to be offered and the exercise price of the rights have not been determined. Certain of AMF's significant stockholders are currently expected to participate fully in the rights offering, subject to final terms and conditions, but they are not obligated to do so. The rights offering is expected to raise approximately $140 million. The offering would be made only by means of a prospectus filed as part of an effective registration statement under the Securities Act of 1933, as amended.

The Company currently intends to use a portion of the proceeds of the rights offering to make a tender offer for the Company's outstanding convertible zero coupon debentures. The Company currently intends to tender for a minimum of 45% and up to 60% of the outstanding debentures at an indicated price not to exceed 14% of face value. Affiliates of Goldman Sachs and Kelso & Company, who together own approximately 44% of the outstanding debentures, have indicated that they currently expect to tender their debentures pursuant to the tender offer, subject to pro ration, and subject to the conditions and prices thereof, but they are not obligated to do so.

A portion of the proceeds of the rights offering would also be used to fund future bowling center acquisitions, along with funds that may be available under the Company's credit agreement, and for general corporate purposes. AMF has requested that, in connection with its recapitalization plan, the lenders under its credit agreement provide the Company with (i) the ability to increase the pace of its center acquisition program on a selective basis, (ii) greater financial flexibility under the covenants contained in its credit agreement and
(iii) certain other modifications.

The commencement of the rights offering and the tender offer are subject to approval by the Board of Directors of the final terms and pricing. The rights offering and the tender offer are expected to be conditioned upon each other.


                            ______________________



As the largest owner and operator of bowling centers in the world, AMF is a leading provider of family fun and recreation. The Company owns and operates 545 bowling centers throughout the world, with 422 centers in the U.S. and 123 centers in 10 countries. AMF is also a world leader in the manufacturing and marketing of bowling products, manufactures and sells the PlayMaster and renaissance brands of billiards tables and owns the Michael Jordan Golf Company.


A registration statement relating to the rights offering has been filed with the Securities and Exchange Commission but has not yet become effective. The securities referenced herein may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering will be made only be means of a prospectus. This press release is not an offer or the solicitation of an offer to buy or sell any securities of AMF, and no such offer or solicitation will be made except in compliance with applicable securities laws.

This press release contains forward-looking statements that are based upon the Company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially, all of which are difficult or impossible to predict and many of which are beyond the control of AMF. In light of the significant uncertainties inherent in forward-looking statements, the including of such forward-looking statements should not be regarding as a representation that the Company's objectives or plans will be realized. The Company does not hereby undertake to update such forward-looking statements.